Exhibit (9)(a)

THE BOSTON TRUST & WALDEN FUNDS

Re-designation of Series

RESOLVED, that pursuant to Section 5.11 of the Declaration of Trust of The Boston Trust & Walden Funds (the “Trust”) dated January 8, 1992 (“Declaration”), effective August 1, 2016, the Walden SMID Cap Innovations Fund shall be re-designated as the “Walden SMID Cap Fund” and the Walden Small Cap Innovations Fund shall be re-designated as the “Walden Small Cap Fund”.

FURTHER RESOLVED, that the appropriate officers of the Trust be, and hereby are, authorized to execute, deliver and file any documents, including an amendment to the Trust’s Declaration of Trust, and to take any other actions they deem necessary and appropriate to effectuate the forgoing resolution.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 19th day of June, 2017.

/s/ Diane E. Armstrong	/s/ Michael M. Van Buskirk
Diane E. Armstrong	Michael M. Van Buskirk

/s/ Heidi Soumerai	/s/ Lucia B. Santini
Heidi Soumerai	Lucia B. Santini

/s/ Elizabeth E. McGeveran
Elizabeth E. McGeveran